The Board of Directors and Stockholders
Lighting Science Group Corporation
Dallas, Texas

We consent to the use and inclusion in this Amendment No. 1 of form SB-2/A Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 19, 2007 on our audit of the consolidated financial statements of Lighting Science Group Corporation and Subsidiaries at December 31, 2005 and for the years ended December 31, 2005 and 2004 and the period from September 26, 2003 through December 31, 2005.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
May 29. 2007